Exhibit 99.1

Wave Receives Nasdaq Notice of Minimum Bid Price Non-Compliance

Lee, MA— May 5, 2008 — Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) announced that it received notification today from the Listing Qualifications division of The Nasdaq Stock Market indicating that the Company’s Class A Common stock is subject to potential delisting from The Nasdaq Global Market because for the last 30 consecutive business days, the bid price of the Company’s Class A common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450 (the “Bid Price Rule”).  This notice follows the previous notice received by Wave on April 29, 2008 from Nasdaq’s Listing Qualifications division indicating that Wave’s common stock is subject to potential delisting from The Nasdaq Global Market because the market value of Wave’s common stock was below $50 million for 10 consecutive business days, and, therefore, did not meet the requirement set forth in Nasdaq Marketplace Rule 4450(b)(1)(A) (the “Market Value Rule”).

The Nasdaq notice indicated that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), Wave will be provided 180 calendar days, or until November 3, 2008, to regain compliance.  If, at anytime before November 3, 2008, the bid price of the Company’s Class A common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq staff will provide written notification that it has achieved compliance with the Rule.  However, as reported in the April 30 Filing, the Previous Nasdaq Notice states that the Company will be provided a period of 30 calendar days, or until May 29, 2008, to regain compliance with the Market Value Rule by having a market value of $50 million or more for the Company’s common stock for a minimum of 10 consecutive business days (or such longer period of time as the Nasdaq staff may require in some circumstances).

If Wave does not regain compliance with the Market Value Rule by May 29, 2008, the Nasdaq staff will provide written notification that the Company’s securities will be delisted, and, if the Company regains compliance with the Market Value Rule by May 29, 2008, but, subsequently, does not regain compliance with the Bid Price Rule by November 3, 2008, the Nasdaq staff will provide written notification that the securities will be delisted.  At either time, the Company may appeal the determination to delist its securities to a Listing Qualifications Panel.  Alternatively, the Company may consider applying to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for inclusion set forth in the Marketplace Rules, other than the minimum bid price requirement.  If the Company submits an application to transfer its securities to The Nasdaq Capital Market and it is approved, the Company may be afforded the remainder of The Nasdaq Capital Market’s 180 calendar day compliance period in order to regain compliance with the Bid Price Rule while on The Nasdaq Capital Market.

Wave plans to exercise diligent efforts to maintain the listing of its common stock on The Nasdaq Global Market, but there is no assurance that it will be successful in doing so.  If Wave does not resolve the listing deficiencies, the Company may apply for listing on The Nasdaq Capital Market.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security. Wave’s EMBASSY® line of client- and server-side software leverages and manages the security

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functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

For more information please contact:

Company: Wave Systems Corp. Gerard Feeney 413-243-1600 jfeeney@wavesys.com	Investor Relations: David Collins, Ratula Roy Jaffoni & Collins 212-835-8500 wavx@jcir.com

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